Exhibit 10.1

Employee Separation Agreement and Voluntary Release

This Employee Separation Agreement and Voluntary Release (the “Agreement”) is entered into by and between SeaChange International, Inc. (“SeaChange” or the “Company”) 1 and Jonathan Rider (“you,” “your” or the “Employee”).

The purpose of this Agreement is to confirm the terms of your separation from SeaChange. Unless you rescind your assent as set forth in Section 7 below, this Agreement shall be effective on the eighth (8th) day following the day you sign it (the “Effective Date”), at which time it shall become final and binding on all parties.  The Severance Pay described below is contingent on your agreement to and compliance with the provisions of this Agreement.

1.Separation and Accrued Vacation.  Your employment with the Company shall separate effective August 1, 2018 (the “Separation Date”).  You acknowledge that from and after the Separation Date, you shall have no authority to represent yourself as an employee or agent of the Company, and you agree not to represent yourself in the future as an employee or agent of the Company.

On or about the Separation Date, the Company shall pay your:

(i)	accrued but unused vacation time, subject to all ordinary payroll taxes and withholdings; and

(ii)	your final pay earned through the Separation Date in accordance with applicable law.

2.Severance Pay.  If you do not rescind this Agreement as set forth in Section 7 below, the Company shall provide you with six (6) months of severance pay, in the total gross amount of One Hundred and Sixty-Seven Thousand and Five Hundred Dollars ($167,500.00) (the “Severance Pay”).  The Severance Pay will be payable in equal installments at your current bi-weekly amount on the normal bi-weekly payroll schedule, less applicable deductions and withholdings.

3.Vesting of Equity Awards.  You hereby acknowledge that there will be no further vesting of your unvested SeaChange equity awards after the Separation Date; except for the RSU’s, PSUs and stock options identified on Exhibit A hereto which will vest through close of business on January 31, 2019.

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.   Except for the obligations set forth in Section 2, which shall be solely the obligations of SeaChange International, Inc., whenever the terms “SeaChange International, Inc.,” “SeaChange” or the “Company” are used in this Agreement (including, without limitation, Section 7), they shall be deemed to include SeaChange International, Inc., and any and all of its divisions, affiliates and subsidiaries and all related entities (including and its and their directors, officers, employees, agents, successors and assigns).

4.Acknowledgments.  You acknowledge and agree that:

(i)	this Agreement and the Severance Pay are neither intended to nor shall constitute a severance plan and shall confer no benefit on anyone other than the Company and you;

(ii)	the Severance Pay provided for herein is not otherwise due or owing to you under any employment agreement (oral or written); and

(iii)	any commission owed will be paid the following quarter in which the incentive is earned in occurrence with the regular commission cycle (not applicable); and

(iv)

except for (1) unpaid regular wages, (2) any vacation time accrued through the Separation Date, which, as set forth above, shall be paid by the Company, (3) any vested monies due to you pursuant to the Company’s 401(k) savings plan; (4) any extended vesting as described in Section 3 above and (5) reimbursable business expenses as submitted for repayment prior to the Separation Date, you have been paid and provided all wages, vacation pay, holiday pay, equity, authorized, bonuses, and all other forms of compensation, benefit or remuneration that may be due to you now or which would have become due in the future in connection with your employment with or separation of employment from the Company.

5.Unemployment Insurance and COBRA.  After the Separation Date, you may:

(i)

seek unemployment benefits as a result of your separation from the Company.  Decisions regarding eligibility for and amounts of unemployment benefits are made by the applicable state agency, not by the Company; and

(ii)

elect to continue medical and/or dental insurance coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at your expense.  COBRA election forms and related documentation shall be provided to you after the Separation Date, and the “qualifying event” under COBRA shall be September 1, 2018; and

(iii)	You will remain on the Company’s health insurance plans through August 31, 2018.

6.Return of Company Property; Confidentiality; Non-Disparagement.  You hereby covenant and agree to:

(i)

promptly return to the Company, on or before the Separation Date, all property (other than your laptop and cell phone) and documents (whether in hard copy or electronic form) of the Company in your custody and possession, and not retain any copies thereof;

(ii)	abide by the terms of the Non-Disclosure Agreement a copy of which is included in the termination packet, and the terms of which are hereby incorporated into this Agreement by reference;

(iii)

abide by any and all common law and/or statutory obligations relating to the protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information, and you specifically agree that you will not disclose any confidential or proprietary information that you acquired as an employee of the Company to any other person or entity, or use such information in any manner that is detrimental to the interests of the Company;

(iv)

keep confidential and not publicize or disclose the existence and terms of this Agreement, other than to (a) an immediate family member, legal counsel, accountant or financial advisor, provided that any such individual to whom disclosure is made shall be bound by these confidentiality obligations; or (b) a state or federal tax authority or government agency to which disclosure is mandated by applicable state or federal law; and

(v)

not make any statements that are disparaging about or adverse to the business interests of the Company or which are intended to harm the reputation of the Company, including, but not limited to, any statements that disparage any product, service, finances, employees, officers, directors, capability or any other aspect of the business of Company.

Your breach of this Section 6 will constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, will entitle the Company to stop providing and/or recover any Severance Pay.

7.Release of Claims / OWBPA.

(i)

You hereby acknowledge and agree that by signing this Agreement and accepting the Severance Pay, you are waiving your right to assert any Claim (as defined below) against SeaChange arising from acts or omissions that occurred on or before the Effective Date, except for claims related to the Company’s failure to perform its obligations under this Agreement, and except for any claims which, as a matter of law, cannot be released by private agreement.

Your waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (whether back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees, costs or any other amount) against the Company up through and including the Effective Date.  You understand that there could be unknown or unanticipated Claims resulting from your employment with the Company and the termination thereof and agree that such Claims are intended to be, and are, included in this waiver and release.

(ii)

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including without limitation:

(a)Claims under any local, state or federal discrimination, harassment, fair employment practices or other employment related statute, regulation or executive order, including, without limitation, the Massachusetts Fair Employment Practices Act (also known as Chapter 151B), the Age Discrimination in Employment Act and Title VII of the Civil Rights Act of 1964, each as they may have been amended through the Separation Date;

(b)Claims under any local, state or federal employment related statute, regulation or executive order relating to wages, hours, whistleblowing, leaves of absence or any other terms and conditions of employment, including, without limitation, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification (WARN) Act, the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), which includes claims for unpaid wages including overtime compensation, Massachusetts General Laws Chapter 149 in its entirety and Massachusetts General Laws Chapter 151 in its entirety (including, without limitation, the sections concerning payment of wages, minimum wage and overtime), each as they may have been amended through the Separation Date. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other statutes, regulations and executive orders;

(c) Claims under any local, state or federal common law theory; and

(d)any other Claim arising under other local, state or federal law.

(iii)

OWBPA: Because you are at least forty (40) years of age, you have specific rights under the federal Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefits Protection Act (“OWBPA”), which prohibit discrimination on the basis of age.  The release in this Section 7 is intended to release any Claim you may have against SeaChange alleging discrimination on the basis of age under the ADEA, OWBPA and other applicable laws.  Notwithstanding anything to the contrary in this Agreement, the release in this Section 7 does not cover rights or Claims under the ADEA that arise from acts or omissions that occur after the date you sign this Agreement.

It is SeaChange’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement.  To that end, SeaChange hereby advises you in writing to consult with legal counsel prior to signing this Agreement for the purpose of reviewing the terms of this Agreement. Also, because you are at least age 40, and consistent with the provisions of the OWBPA, the Company is providing you with twenty-one (21) days to consider and accept the terms of this Agreement by signing below and returning it to SeaChange, c/o Human Resources at SeaChange International, Inc., 50 Nagog Park, Acton, MA 01720.

You agree that any changes to this Agreement, whether material or immaterial, will not restart the running of this twenty-one (21) day period.  In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver a notice of rescission to Human Resources at same address as above.  To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to the same person and address referenced above.

(iv)

Consistent with federal and state laws, nothing in this Agreement (including but not limited to the release of claims, confidentiality, cooperation, and non-disparagement provisions) shall be construed to prevent you from communicating or filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 6 of the National Labor Relations Act to engage in joint activity with other employees, although by signing this Agreement you are waiving and hereby do waive any and all rights to individual relief (monetary or otherwise) based on claims asserted in such a charge or complaint, or asserted by any third-party on your behalf, except where such a waiver of individual relief is prohibited.

(v)

This Section 7 shall not limit (a) the rights granted to you in your Indemnification Agreement between you and the Company dated January 31, 2017, (b) any reimbursements that may be owed to you under Section 8(i) of this Agreement and (c) any reimbursements that may be owed to you under Section 8(ii) of this Agreement.

8.Cooperation.

(i)

For a period of three (3) months after the Separation Date (the “Cooperation Period”), you agree to make yourself available to the Company, upon reasonable notice (either by telephone or, if the Company believes necessary, in person) and at reasonable times to assist the Company in any matter relating to the services performed by you during your employment with the Company including, but not limited to, transitioning your duties to others.  The Company will reimburse you for any reasonable, out-of-pocket expenses that you may incur in providing such assistance, so long as you first obtain written pre-approval.

(ii)

You further agree to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company or its successor(s), including any claim or action against its and their directors, officers and employees.  Your cooperation in connection with such claims or actions shall include, without limitation, your being reasonably available (in a manner that does not unreasonably interfere with any employment obligations you may have) to speak or meet with the Company to prepare for any proceeding, to provide truthful affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company.  The Company will reimburse you for any reasonable, out-of-pocket expenses that you may incur in providing such assistance, so long as you first obtain written pre-approval.

9.Miscellaneous.

(i)

Except for the Non-Disclosure Agreement referenced in Section 6(ii) above and the Indemnification Agreement referenced in Section 7(v) above, both of which shall remain in full force and effect in accordance with their respective terms, this Agreement supersedes any and all prior oral and/or written agreements, and sets forth the entire agreement between the Company and you in respect of your separation from the Company.

(ii)	No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the Company and you.

(iii)	The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

(iv)

The validity, interpretation and performance of this Agreement, and any and all other matters relating to your employment and separation of employment from the Company, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.  Both parties agree that any action, demand, claim or counterclaim relating to (a) your employment and separation of your employment, and/or (b) the terms and provisions of this Agreement or to its breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction and that venue for such actions shall lie exclusively in Massachusetts.  You also agree that a court in Massachusetts will have personal jurisdiction over you, and you waive any right to raise a defense of lack of personal jurisdiction by such a court.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement.  To that end, you hereby acknowledge that you have been encouraged and given an opportunity to consult with legal counsel.  By executing this Agreement, you are acknowledging that (a) you have been afforded sufficient time to understand the provisions and effects of this Agreement and to consult with legal counsel; (b) your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress; and (c) neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

If the foregoing correctly sets forth our arrangement, please sign, date and return the enclosed copy of this Agreement to Legal Department at 50 Nagog Park, Acton, MA 01720 within twenty-one (21) days after your Separation Date.

Very truly yours,

SEACHANGE INTERNATIONAL, INC.
/s/ PETER R. FAUBERT
By: Peter R. Faubert
Its: Chief Financial Officer

Accepted and Agreed To:
/s/ JONATHAN RIDER
Jonathan Rider
Dated:	July 18, 2018

Grant Date	Form of Award	Number of Shares	Vesting	Vested/Issued Shares as of January 31, 2019
4/19/2016	Initial Incentive Stock Option Exercise Price: $3.83	75,000	Time-based over 4 years	Vested: 37,500 shares To be cancelled: 37,500 shares
1/31/2017	Promotion Incentive and Non Qualified Stock Options Exercise Price: $2.42	100,000	Time-based over 4 years	Vested: 25,000 shares 1/31/2019 vesting: 25,000 shares To be cancelled: 50,000 shares
5/2/2016	Performance Stock Unit (PSU)	19,930	Performance-Vested (based on TSR)

Award may issue subsequent to 1/31/19 based on TSR performance and prorated based on days served (which is 100% of the 3-year period) subject to non-revocation of this Agreement and subject to change in control and 150% performance increase as set forth in your PSU Agreement

1/31/2017	Performance Stock Unit (PSU)	30,843	Performance-Vested (based on TSR)

Award may issue subsequent to 1/31/20 based on TSR performance and prorated based on days served (which is 66.67% of the 3-year period) subject to non-revocation of this Agreement and subject to change in control and 150% performance increase as set forth in your PSU Agreement

1/31/2018	Performance Stock Unit (PSU)	25,000	Performance-Vested (based on FY19 financial metrics)

One third of the award may issue subsequent to 1/31/19 based on the Company’s attainment of both FY19 financial revenue and operating income metrics and subject to non-revocation of this Agreement and subject to change in control as set forth in your PSU Agreement.

5/2/2016	Restricted Stock Unit (RSU)	9,965	Time-based over 3 years	Vested: 6,642 shares 1/31/2019 vesting: 3,323 shares

1/31/2017	Restricted Stock Unit (RSU)	15,422	Time-based over 3 years	Vested: 5,140 shares 1/31/2019 vesting: 5,140 shares To be cancelled: 5,142 shares
1/31/2018	Restricted Stock Unit (RSU)	25,000	Time-based over 3 years	Vested: 0 shares 1/31/2019 vesting: 8,334 shares To be cancelled: 16,666 shares
5/2/2016	Incentive Stock Option Exercise price: $3.77	21,068	Time-based over 3 years	Vested: 14,046 shares 1/31/2019 vesting: 7,022 shares
1/31/2017	Incentive and Non Qualified Stock Options Exercise price: $2.42	32,604	Time-based over 3 years	Vested: 10,868 shares 1/31/2019 vesting: 10,868 shares To be cancelled: 10,868 shares
1/31/2018	Incentive and Non Qualified Stock Options Exercise price: $3.33	100,000	Time-based over 3 years	Vested: 0 shares 1/31/2019 vesting: 33,334 shares To be cancelled: 66,666 shares